Exhibit 99.1

Media Contact: Barbara Henderson SVP, Worldwide Corp. Comm. (310) 410-9600 ext. 32736	Investor Contact: Anthony Runnels Sr. Manager, Investor Relations (310) 410-9600 ext. 32205
Herbalife Receives Acquisition Proposal
LOS ANGELES — February 2, 2007 — Herbalife Ltd. (NYSE:HLF) today announced its Board of Directors has received a proposal from Whitney V L.P. and its affiliates to acquire all of the Company’s outstanding common stock for $38.00 per share in cash. Whitney and its related parties currently beneficially own an aggregate of approximately 27% of the Company’s outstanding common stock.
The Herbalife Board of Directors has established a Special Committee consisting solely of independent directors to review the proposal. The Special Committee is in the process of retaining financial and legal advisors to assist the Special Committee. The Special Committee has not determined that a transaction is in the best interests of Herbalife and its stockholders or that Herbalife should not continue as an independent public company. Accordingly, there is no assurance that Herbalife will enter into this or any other transaction. Neither the Company nor the Special Committee intends to comment upon or provide further updates regarding these matters until circumstances warrant.
About Herbalife Ltd.
Herbalife (http://www.herbalife.com) is a global network marketing company that sells weight-management, nutritional supplements and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 63 countries through a network of more than one million independent distributors. The company supports the Herbalife Family Foundation (http://www.herbalifefamily.org) and its Casa Herbalife program to bring good nutrition to children. Please visit Investor Relations (http://ir.herbalife.com) for additional financial information.
Disclosure Regarding Forward-Looking Statements
Except for historical information contained herein, the matters set forth in this press release are “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words, “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” or “anticipate” and any other similar words.